Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 tel: 203 622-3131 fax: 203 622-6080 ur.com

United Rentals Appoints Matthew J. Flannery as Chief Operating Officer

GREENWICH, Conn. — May 3, 2012 — United Rentals, Inc. (NYSE: URI) today announced the appointment of Matt Flannery as executive vice president and chief operating officer, effective with the closing of the company’s merger with RSC Holdings Inc. announced on April 30, 2012. He previously served as executive vice president – operations and sales, and leads the RSC integration process.

Mr. Flannery brings more than two decades of industry experience to his new position, including years with McClinch Equipment Corp., an acquisition of United Rentals in 1998. From 1998 to 2008, he held management positions with United Rentals at the branch, district, regional and national levels, including senior vice president – operations.

Michael Kneeland, chief executive officer of United Rentals, said, “Matt understands every nuance of our business, as well as our customers and markets. Over the past four years, he has helped drive our strategy and guide our operations through the economic downturn. Most recently, he has been instrumental in preparing for our landmark combination with RSC, and will continue to play a key role in that transition. We are delighted to welcome him to his expanded role on our leadership team.”

About United Rentals

United Rentals, Inc. (NYSE:URI) is the largest equipment rental company in the world, with an integrated network of more than 970 rental locations in 48 states and 10 Canadian provinces. The company’s 12,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,900 classes of equipment with a total original cost of $7.0 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

###

Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com